Exhibit 99.1

05-16
For further information:
John F. Walsh
Director of Investor Relations
Southern Union Company
800-321-7423

SOUTHERN UNION REPORTS IMPROVED 2Q EARNINGS OF $11 MILLION;
Investor Call & Webcast Scheduled for today at 2 P.M. ET

Scranton, Pa.--(BUSINESS WIRE)—August 9, 2005 — Southern Union Company (“Southern Union” or the “Company”) (NYSE: SUG) today reported net earnings available for common shareholders of $11,335,000 ($.10 per diluted share, hereinafter referred to as “per share”) for its second quarter ended June 30, 2005, compared with a net loss of $398,000 ($.01 loss per share) for the same period in 2004.

The improvement in net earnings is largely attributable to the Company’s operations in interstate transportation and storage of natural gas. Southern Union’s natural gas transportation, storage and liquefied natural gas (“LNG”) segment recorded earnings before interest and taxes (“EBIT”) of $61,641,000 for the three-month period ended June 30, 2005, compared with $33,773,000 for the same period in 2004. The Company’s natural gas distribution segment recorded a loss before interest and taxes of $6,430,000 for the period, compared with EBIT of $1,820,000 for the same period in 2004.

Thomas F. Karam, president and chief operating officer of Southern Union, stated, “We are very pleased with the contribution from our interstate natural gas pipeline businesses in the second quarter. As our results evidence, the pipeline operations add increasing stability to our earnings and cash flow. Our reported results remain consistent with our business plan as we begin to realize significant synergies from the integration of the CrossCountry assets acquired in late 2004. We are reaffirming our previously announced 2005 earnings guidance of $1.45 to $1.55 per share.”

Factors Impacting 2Q Performance Relative to Prior Year

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For the quarter ended June 30, 2005, EBIT for the transportation and storage segment, excluding earnings from unconsolidated investments, increased $7.7 million ($.06 per share). A key contributor to the improved results was increased reservation revenue, up $3.3 million ($.02 per share), due to higher average rates. In addition, the segment benefited from a $4.5 million ($.03 per share) net reduction in operating, maintenance and general expenses primarily related to the timing of maintenance activities relative to the second quarter 2004, a reduction in administrative expenses as a result of the integration of the CrossCountry Energy assets, and higher net recovery of previously underrecovered fuel volumes, partially offset by an increase in corporate allocations.

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During November 2004, CCE Holdings LLC (“CCE Holdings” or “CCEH”), a joint venture in which Southern Union has a 50% interest, completed its acquisition of CrossCountry Energy from Enron Corp. and its affiliates (“Enron”); CCE Holdings paid Enron approximately $2.45 billion for CrossCountry Energy, including certain consolidated debt. As a result, earnings from unconsolidated investments increased $20.2 million ($.15 per share) compared to the same period in the prior year.

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For the three months ended June 30, 2005, EBIT for the Company’s distribution segment decreased by $8.3 million ($.06 per share) due primarily to: increased operating expenses of $9.1 million ($.07 per share) including an increase of $3.4 million ($.03 per share) in employee payroll and benefit costs; $2.3 million ($.02 per share) of increased bad debt expense resulting from higher customer receivables due to increased gas prices; and an increase of $1.4 million ($.01 per share) for pension and post-retirement benefit costs; offset partially by an increase in net operating revenue of $1.9 million ($.01 per share) primarily related to the increase in annual base revenues granted to Missouri Gas Energy in October 2004.

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EBIT from Corporate operations decreased by $3.9 million ($.03 per share) year over year primarily due to: $2.8 million ($.02 per share) of increased professional service fees related to Sarbanes-Oxley Section 404 compliance, financial reporting and other corporate matters; and a $2.9 million ($.02 per share) increase in pension expense, most of which was attributable to non-recurring events; offset by an increase in corporate cost allocations of $2.0 million ($.01 per share) and a $1.4 million ($.01 per share) decrease in taxes other than on income and revenues.

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Primarily a result of the Company’s common stock equity offerings in July 2004 and February 2005, and settlement of its forward sale common stock equity offering in November 2004, weighted average shares outstanding on a diluted basis increased by approximately 33 million shares from June 30, 2004 to June 30, 2005.

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The Company experienced a reduction in its estimated annual effective income tax rate (“EITR”) to approximately 29% primarily due to: (i) the anticipated reversal, during 2005, of an $11.9 million deferred tax asset valuation associated with Southern Union’s investment in CCEH; (ii) the recognition of an 80% dividend received deduction on dividends expected to be received from Citrus Corp. during 2005; and (iii) the recognition of the Medicare Part D tax-free subsidy. To achieve its annual EITR, the tax rate in effect for the quarter ended June 30, 2005 was 20% compared to 25% for the same period in 2004.

Reconciliation of EBIT to Net Earnings

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2005		2004	2005	2004
	(thousands of dollars)			(thousands of dollars)
EBIT:
Distribution segment		$(6,430)	$1,820	$83,719	$86,848
Transportation and storage segment (1)		61,641	33,773	139,877	103,451
All other		1,126	895	1,099	(1,356)
Corporate		(4,935)	(986)	(6,041)	(1,624)
Total EBIT		51,402	35,502	218,654	187,319
Interest		(31,796)	(30,212)	(67,001)	(61,268)
Earnings before income taxes		19,606	5,290	151,653	126,051
Federal and state income taxes		3,930	1,347	43,782	46,741
Net earnings		15,676	3,943	107,871	79,310
Preferred stock dividends		(4,341)	(4,341)	(8,682)	(8,682)
Net earnings (loss) available for common shareholders	$	$ 11,335	$(398)	$99,189	$70,628
(1)	- Includes earnings from unconsolidated investments.

The Company evaluates segment performance based on several factors, of which the primary financial measure is earnings before interest and taxes (EBIT). EBIT allows management and investors to more effectively evaluate the performance of all of the Company’s consolidated subsidiaries and unconsolidated investments. The Company defines EBIT as net earnings (loss) available for common shareholders, adjusted for: (i) items that do not impact earnings (loss) from continuing operations, such as extraordinary items, discontinued operations and the impact of accounting changes; (ii) income taxes; (iii) interest; and (iv) dividends on preferred stock. EBIT is a non-GAAP financial measure and may not be comparable to measures used by other companies. Additionally, EBIT should be considered in conjunction with net earnings and other performance measures such as operating income or operating cash flow.

Earnings Guidance

Southern Union reconfirms its previously-announced calendar year 2005 earnings guidance of $1.45 to $1.55 per share and expects to experience an additional ten to fifteen percent growth in 2006 over 2005 largely due to the expansion of its Lake Charles, LA LNG import facility.

Quarterly Report on Form 10-Q

Southern Union will provide additional information about its second quarter operating results in a quarterly report on Form 10-Q to be filed with the Securities and Exchange Commission today. The filing may be accessed through the Investors section of the Company’s web site at www.southernunionco.com.

Investor Call & Webcast

Southern Union will host a live investor call and webcast today at 2:00 p.m. Eastern Time to discuss second quarter results, recent events and outlook. To access the call, dial 866-761-0748 (international callers dial 617-614-2706) and enter passcode 63837315. A replay of the call will be available for one week after the event by dialing 888-286-8010 (international callers dial 617-801-6888) and entering passcode 84049725.

The investor call is being webcast by CCBN and may be accessed through Southern Union’s web site at www.southernunionco.com or through CCBN’s individual investor center at www.companyboardroom.com. Institutional investors may access the call via CCBN’s password-protected event management site - StreetEvents - at www.streetevents.com.

About Southern Union Company
Southern Union Company, headquartered in Scranton, Pa., is engaged primarily in the transportation, storage and distribution of natural gas.
Through Panhandle Energy, the Company owns and operates 100% of Panhandle Eastern Pipe Line Company, Trunkline Gas Company, Sea Robin Pipeline Company, Southwest Gas Storage Company and Trunkline LNG Company - one of North America’s largest liquefied natural gas import terminals. Through CCE Holdings, LLC, Southern Union also owns a 50% interest in and operates the CrossCountry Energy pipelines, which include 100% of Transwestern Pipeline Company and 50% of Citrus Corp. Citrus Corp. owns 100% of the Florida Gas Transmission pipeline system. Southern Union’s pipeline interests operate approximately 18,000 miles of interstate pipelines that transport natural gas from the San Juan, Anadarko and Permian Basins, the Rockies, the Gulf of Mexico, Mobile Bay, South Texas and the Panhandle regions of Texas and Oklahoma to major markets in the Southeast, West, Midwest and Great Lakes regions.
Through its local distribution companies, Missouri Gas Energy, PG Energy and New England Gas Company, Southern Union also serves approximately one million natural gas end-user customers in Missouri, Pennsylvania, Rhode Island and Massachusetts.
For further information, visit www.southernunionco.com.

Forward-Looking Information:
This news release includes forward-looking statements. Although Southern Union believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Southern Union’s Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.
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